Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1/A (Amendment No. 1) of our report dated March 13, 2006, except with respect to Note 2 as to which the date is September 28, 2006, relating to our audits of the consolidated financial statements of CTI Industries Corporation and Subsidiaries as of and for the years ended December 31, 2005 and 2004. Our report contains an emphasis of a matter paragraph regarding restatement of the Company’s 2004 Consolidated Statement of Operations and its 2005 and 2004 Consolidated Statements of Cash Flows. We also consent to the reference to our firm under the caption “Experts” in such Form S-1/A (Amendment No. 1).

Weiser LLP
New York, New York
January 18, 2007